Exhibit 99.2

Opening – Louisa Quarto

Welcome to the second quarter 2022 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2021, filed on March 18, 2022, and all other SEC filings after that date for a more detailed discussion of the risk factors that could cause these differences and impact our business.

During today's call, we will discuss non-GAAP financial measures of HTI. These measures should not be considered in isolation or as a substitution for the financial results prepared in accordance with GAAP. The Company has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the second quarter 2022 investor presentation for HTI and as part of the Quarterly Report on Form 10-Q for HTI for the quarter ended June 30, 2022 (both available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after this presentation. Also, please note that later today a copy of this presentation and replay of the webcast will be available on the company’s website.

I would now like to turn the call over to Michael Weil, Chief Executive Officer. Please go ahead Mike.

Opening Script

HTI Webinar Script

Slide 2: Company Overview – (Mike Weil)

Thanks Louisa and thank you all for joining us today. I’m pleased to report that HTI had a strong second quarter and that we remain confident in our long-term strategy of owning high quality Seniors Housing and Medical Office Buildings, as occupancy in both segments increased quarter-over-quarter. SHOP occupancy grew by 40 basis points over last quarter and 3.1% over the same quarter last year. We believe that SHOP occupancy will continue to rebound as long as the effects of the pandemic continue to abate. MOB NOI increased by 13% since last year to $24.1 million and our MOB leasing pipeline is expected to increase occupancy in this segment to 92.7%, assuming these leases commence. Early in the quarter we announced a 3.4% increase in our estimated per-share net asset value based, in part, on the growth of our portfolio last year. Throughout, we have maintained 100% rent collection in our MOB portfolio.

In the second quarter, we also continued to close accretive acquisitions, closing on the purchase of $18 million of medical office buildings at an 8.6% weighted-average cap rate. The three buildings we acquired have a weighted-average remaining lease term of approximately eight years and are expected to generate $1.5 million of annualized straight-line rent. We continue to evaluate additional accretive transactions that meet our criteria and diligent underwriting standards.

The continued execution of our corporate initiatives this year, including external accretive acquisitions and dispositions, internal growth from leasing available space to high-quality tenants, first-class property level operations and financial flexibility continues to position HTI for a liquidity event when our board determines the time is right.

Slide 3: Portfolio Snapshot

As of June 30, 2022, HTI owned 199 properties, totaling over nine million rentable square feet in 33 states. The portfolio consisted of 149 medical office buildings, 50 seniors housing operating properties with over 4,000 individual units, and two land parcels. Based on NOI, the portfolio was comprised of 77% MOB and 23% SHOP assets.

At quarter end, our medical office building portfolio was 91.4% occupied with a weighted-average remaining lease term of 4.9 years and featured annual rent escalations that averaged 2.3% on approximately 90% of leases, which increase the cash rental payments in future periods.

Slide 4: Dynamic Portfolio Fundamentals

We have diligently constructed a portfolio of MOB and SHOP assets and continue to deploy capital into select high-quality assets throughout the US. Our portfolio is geographically well-diversified across 33 states with only two states representing more than 10% of the total portfolio by square feet: Pennsylvania where we have a strong relationship with The University of Pittsburgh Medical Center, and Florida, where MOBs and seniors housing serve a large population of baby boomers.

Slide 5: Strategic Partners

One of the most important aspects of a well-run healthcare real estate portfolio is the quality of the underlying tenants who occupy and operate the properties. Developing strong partnerships with well-respected brands is a core focus of our asset management strategy, which we believe will contribute to superior long-term benefits for not only HTI, but for the residents and practitioners who live and work at our properties.

In HTI’s MOB portfolio, we have tenants such as The University of Pittsburgh Medical Center, DaVita, Sentara, and Ascension. HTI’s SHOP operators have been consolidated from over 15 operating brands in 2019 to four operators, including Jaybird Senior Living and Senior Lifestyle Corporation.

As we grow our portfolio, we continue to look for opportunities to add high-quality tenants to HTI’s MOB portfolio and to develop strong relationships with our current SHOP operators, who we trust to provide the best care for residents at our facilities.

Slide 6: Revamped SHOP Marketing Program

As we have discussed in previous quarters, since at least mid-2020 we have been making both physical improvements and competitive enhancements to our SHOP portfolio in anticipation of increased move-ins as COVID fears and restrictions subside. In the second quarter, our SHOP operators launched a revamped marketing program to increase lead generation in the markets we serve. This social-media focused campaign is designed to incorporate positive social promotion videos to capture customer interest and awareness. Our trusted SHOP operators will be reaching seniors and their families through direct emails, media coverage and social media campaigns that we believe will significantly increase lead generation. We are seeing these results, as in the second quarter we generated over 1,500 new leads on average per month and had a conversion rate of approximately 10%. Our SHOP operators will continue to expand this program with the objective of growing SHOP occupancy back to historic levels.

Slide 7: Diligent Acquisition Program

Last year was very active in terms of acquisitions and we are starting this year with $18 million closed in the second quarter. After completing more than $160 million of acquisitions last year at a weighted-average cap rate of 7.7%, we acquired three medical office buildings in New Jersey, Indiana and Georgia that have a weighted-average cap rate of 8.6% and a weighted-average remaining lease term of 7.7 years.

We believe we have a strong cash and liquidity position to continue diligently seeking accretive acquisitions at opportunistic cap rates.

Scott, will you please take us through the financial results?

Slide 8: Conservative Leverage Profile– (Scott Lappetito)

Thank you, Mike.

Year-over-year, we have made several improvements to HTI’s capital structure including de-levering the portfolio by 50 basis points, which decreased net leverage from 38.5% in the second quarter of 2021 to 38% in the second quarter of 2022. We achieved this primarily through repayments of our outstanding borrowings on the revolving credit facility and the repayment of single property mortgages.

As of June 30, 2022, HTI’s liquidity was $255.2 million of which $89 million was available for acquisitions and general corporate purposes, with the remainder available to repay other existing debt obligations.

Slide 9 Key Operating Highlights

Last quarter, HTI executed on our operational initiatives by growing SHOP occupancy, increasing MOB NOI, and building a robust MOB leasing pipeline that is expected to increase MOB occupancy to 92.7% if all leases commence.

As Mike mentioned earlier, SHOP occupancy has grown by 3.1% year-over-year, and 40 basis points quarter-over-quarter, to 76.3% in the second quarter of 2022. We believe that this trend will continue over the coming quarters so long as headwinds from the pandemic continue to subside.

Quarterly NOI in the MOB segment increased 13% year-over-year to $24.1 million, driven by our strong acquisitions and leasing efforts. This, along with our strategic SHOP dispositions, continue to contribute to a change in our total portfolio NOI mix. In the second quarter of 2022, MOB NOI comprised over 75% of our total portfolio NOI.

I would now like to turn the call back to Mike for some color on the HTI team and some closing remarks.

Slide 10: Company Highlights – (Mike Weil)

Thanks Scott.

We continue to position HTI for a liquidity event and long-term earnings growth by capitalizing on our leasing upside potential, acquiring high-quality MOB and SHOP properties, and maintaining a conservative balance sheet. Our portfolio of almost 200 properties continues to demonstrate its resilience, as we collected all of the cash rent due in our MOB portfolio in the second quarter, built a leasing pipeline of over 67,000 square feet, closed on three MOB acquisitions, grew occupancy in the SHOP portfolio, and our operating partners launched an enhanced lead generation campaign. We have a conservative balance sheet and an experienced management team that we believe is well positioned to maximize the opportunities created by demographic trends that favor long-term investment in healthcare real estate.

Slide 11: Experienced Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value for HTI shareholders.

On the MOB real estate side, David Ruggiero and his team bring over 25 years of experience to HTI’s advisor, evaluating and negotiating hundreds of potential transactions per year while adhering to our strict investment guidelines and underwriting standards. Trent Taylor is our portfolio asset manager and ensures that our existing properties are leased, performing as expected, and that our tenants’ needs are being met by local property managers.

Slide 12: Dedicated SHOP Team

Supplementing HTI’s leadership team, John Rimbach and his team bring over 110 years of experience to our SHOP portfolio.

John’s team has extensive experience in the Seniors Housing space and has made significant improvements to this segment of our portfolio, including through interacting with our SHOP operators and advising on potential real estate acquisitions and dispositions. The team has been working tirelessly with our SHOP operators to create a safe environment for our residents over the last two years and to lay the foundation for a strong post-COVID recovery though a variety of initiatives including the lead-generation and social media campaigns we discussed earlier.

Slide 13: Strong Corporate Governance

HTI has an engaged board of directors, led by non-exec chair Leslie Michelson. Also serving on HTI’s board are Lee Elman, former Governor of Pennsylvania Ed Rendell, Elizabeth Tuppeny and B.J. Penn. The board is comprised of a majority of independent directors, including an audit committee and a nominating and corporate governance committee made up of only independent directors. In addition to their distinguished careers, several of our board members currently or formerly have served on boards of publicly traded REITs.

Closing Statements – (Mike Weil)

We continue to see strong, dependable performance in our MOB portfolio and increasing occupancy in the SHOP portfolio, reflecting not only the ongoing recovery of this segment from the impacts of COVID, but also the results of our team’s dedication to improving our SHOP facilities, operations, accessibility and attractiveness to the seniors and their families. We closed on three new medical office buildings in the quarter and have a leasing pipeline that would further grow occupancy in the MOB segment of our portfolio. Our focus remains on the future and positioning HTI for an eventual liquidity event. Thank you for joining us today and thank you for your continued support of HTI.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com. Thank you for attending today’s presentation. You may now disconnect.